ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made this ____ day of July, 2005, by and between Clickableoil.com, Inc. (the “Buyer”) and Allamuchy Transport, Inc. (“Seller”).

WITNESSETH:

WHEREAS, Seller is engaged in the business of selling and delivering No. 2 fuel oil to retail customers and providing services to such customers’ heating systems ("Business"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of Seller's assets used in the Business upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.             BASIC TRANSACTION.

1.1. Purchase and Sale of Assets. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase from Seller, on the Closing Date (as hereafter defined), all of the right, title and interest of Seller in the following assets related to the Business (collectively, the “Assets”) free and clear of any liabilities, obligations, adverse claims, security interests, liens and encumbrances except as explicitly permitted herein:

      (a)    Customer Contracts. Those outstanding delivery, sale and service agreements and purchase orders between Seller and its customers as described in and attached hereto as Schedule 1.1(a), if any. Seller and Buyer shall execute an Assignment and Assumption Agreement for the Customer Contracts in substantially the same form and content as Exhibit 1.1(a).

    (b)  Customer Information. All customer lists and customer data, and sales and promotional material and other sales-related material relating to, or used in connection with the operation of, the Business, including, without limitation, contact information for all customers and pricing information (collectively, the “Customer Information”);

(c)   Name. The exclusive right to use the name Allamuchy Oil or variations thereof in connection with the operation of the Business. Seller shall cease use of the name Allamuchy Oil, and shall not use any similar name except that it may use “Allamuchy Fuel” or “Allamuchy Transport” with respect to its diesel fuel business. Seller cancel all registered fictitious names containing the term Allamuchy Oil.

(d)   Phone Number. All phone and fax numbers of Seller used in connection with the Business, including the number 866-645-6261. For a period of two years after Closing, Buyer shall refer to Seller, by giving the caller a new phone number supplied by Seller, all calls requesting diesel fuel sales or service received through one of Seller’s former phone numbers. After two years, Buyer may continue to refer such calls for diesel, and shall receive the fees specified in Section 5.5 of this Agreement for such referrals.

1.2. No Assumption of Liabilities. Buyer is acquiring the Assets hereunder without any assumption of Seller's debts, obligations, liabilities, accounts payable, or commitments of Seller, whether accrued now or hereafter, whether fixed or contingent, or whether known or unknown, except as explicitly provided in this Section 1.2. Seller will deliver products and provide services under the Customer Contracts on or after the Closing Date pursuant to the terms and conditions of the Transport Agreement to be entered into between the parties at Closing. Notwithstanding the foregoing, Buyer will respond to all customer complaints without question as to the time period in which the complaint arose, provided that Buyer will not assume any liability due to defective service or delivery caused by Seller or spillage caused by Seller, and Buyer will not honor any commitments by Seller to provide service, repair or remedy, except at Buyer’s customary charges.

1.3. Excluded Assets. Buyer is not acquiring any assets of Seller except for those described in this Agreement. Without limiting the generality of the foregoing sentence, Buyer is not acquiring the customer information, customer contracts, goodwill and other assets related solely to the Seller’s diesel fuel business. In addition, Seller may continue selling No. 2 fuel oil to the customers listed on Schedule 1.3 hereof, provided such customers are on the date hereof also customers of Seller’s diesel oil business and Seller discontinues using the name Allamuchy Oil with such customers.

2.             PURCHASE PRICE.

2.1. Price. The purchase price for the Assets shall be as follows (collectively, the "Purchase Price"):

(a)   Payment at Closing. Buyer shall pay Seller the amount of $156,000 (fixed price) by wire transfer or certified check on the Closing Date. The fixed price will be reduced by the purchase price of any No. 2 fuel oil prepaid to Seller but not delivered as of Closing. In addition, at Closing the fixed price will be reduced by the then outstanding amount of the credit previously provided to Seller by Buyer. On the date of this Agreement, such amount was approximately $24,000. The Buyer and Seller shall mutually agree upon the outstanding amount at Closing.

(b)  Deferred Payment. Buyer shall pay an amount equal to (i) $.30 multiplied by the number of gallons of fuel oil sold to Seller’s customers in the period beginning one day after the Closing Date and ending on the first anniversary of the Closing Date, less (ii) $156,000. This amount shall be paid within fifteen (15) days after the first anniversary of the Closing Date. Payment will be accompanied by a statement showing calculation of the payment certified by the Chief Financial Officer, or equivalent officer, of Buyer. No payment shall be made if the amount calculated in clause (i) does not exceed $156,000. In the event that any undisputed or otherwise definitively proven amount of the deferred purchase price in excess of $2,500 is not paid within ten (10) days after demand by Seller, Seller, upon 30 days’ notice to Buyer, in addition to any and all other remedies available at law or in equity, shall be entitled to use the name Allamuchy Oil and Buyer shall cease use of the name Allamuchy Oil.

   (c)    Assumption and Performance. On the Closing Date, Buyer shall assume and accept assignment of the Customer Contracts listed on Schedule 1.1(a) and shall use its commercially reasonable efforts to timely and diligently perform all of its duties and obligations thereunder arising after the Closing Date. The obligations and liabilities assumed by Buyer under customer contracts shall be subject to the provisions of Section 1.2.

   2.2.  The Closing. Subject to fulfillment of the conditions set forth in Section 6 of this Agreement, the closing of the transaction contemplated herein ("Closing") shall be held at the offices of Buyer on July 18, 2005, or at such other place or such later date as the parties hereto may mutually establish ("Closing Date").

2.3.  Transactions at Closing. At the Closing, the following transactions shall occur, all of which shall be deemed to occur simultaneously:

(a)    Seller shall deliver or cause to be delivered to Buyer, each in form reasonably satisfactory to Buyer and its counsel:

(i)	A bill of sale (“Bill of Sale”) conveying and transferring to Buyer the Assets, in the form attached hereto as Exhibit A;

(ii)	An Assignment and Assumption of Contracts in the form attached hereto as Exhibit B;

(iii)
A Certificate of Good Standing with respect to Seller from the state of Seller’s incorporation, and in not incorporated in New Jersey, a Certificate of Good Standing as a foreign corporation in New Jersey.;

(iv)	A copy of the resolutions of the directors of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein;

(v)	A copy of the consent of the sole shareholder of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein;

(vi)	Such other documents as may be reasonably requested by Buyer or Buyer’s attorney in order to complete the transactions contemplated by this Agreement; and

(vi)	The Buyer’s standard Transport Agreement, on the terms referenced in Section 5.4 of this Agreement.

(b)   Buyer shall deliver or cause to be delivered to Seller each in form reasonably satisfactory to Seller and its counsel:

(i)	The portion or the Purchase Price payable at Closing, as set forth in Section 2.1(a) of this Agreement;

(ii)	A copy of the resolutions of the directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein;

(iv)	The Assignment and Assumption of Contracts;

(v)	Such other documents as may be reasonably requested by Seller or Seller’s attorney in order to complete the transactions contemplated by this Agreement; and

vi)	The Buyer’s standard Transport Agreement, on the terms referenced in Section 5.4 of this Agreement.

3.             REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Buyer to enter into this Agreement and perform its obligations hereunder, Seller represents and warrants to Buyer as follows:

3.1. Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

   3.2.  Authorization of Transaction. Seller has full power and authority (including corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The board of directors and shareholders of Seller have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement, constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

3.3. Title to Assets; Encumbrances. Seller has good and marketable title to each and all of the Assets, free and clear of any liabilities, obligations, adverse claims, security interests, liens and encumbrances (collectively, "Claims"), other than Claims set forth on Schedule 3.3 hereof. All of the Claims set forth on Schedule 3.3 shall be satisfied at Closing or the claimants shall provide releases or other written assurances reasonably acceptable to Buyer that neither the Buyer nor the Assets shall be subject to such claims, in a form and manner reasonably acceptable to Buyer. Seller will convey to Buyer at the Closing good and marketable title to all the Assets, free and clear of Claims of any third party.

3.4. Customer Contracts. Seller has no written or oral agreement with any customer regarding the sale of No. 2 fuel oil or related service except as set forth on Schedule 3.4. Schedule 3.4 also contains a schedule of any No. 2 fuel oil which has been paid for by a Customer but has not been delivered and will not be delivered before Closing. No Material Customers (defined in the next sentence) have notified Seller within the past 120 days of their intent to cease to do business with Seller. “Material Customers” means customers whose No. 2 fuel purchases since January 1, 2004 represent 10% or more of Seller’ total No. 2 fuel sales during that period, as measured in gallons.

3.5. Brokers or Finders. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement.

   3.6. No Material Adverse Changes. Except as disclosed by Seller to Buyer in writing, since September 30, 2004 as there has been no material adverse change in Seller’s financial condition or its seasonal fuel sales.

3.7. Customer Relations. Seller has not in the past three months received materially more customer complaints regarding its No. 2 fuel oil business or related services, on a percentage of customers basis, than its average historical amount of customer complaints.

3.8. Representations Regarding Sales. The written sales information provided by Seller to Buyer attached hereto as Schedule 3.8 is true and correct in all material respects. Since the date of the information provided on Schedule 3.8, there has been no material reduction in periodic sales by gallon in comparable periods.

3.9. Taxes. Except as set forth on Schedule 3.9, Seller has paid all taxes which may be imposed on it related to its income, operations, existence, sales, assets, employees and otherwise which have become due before the date hereof, including without limitation all sales and other taxes collected from customers for the benefit of taxing authorities. Except as set forth on Schedule 3.9, Seller has properly withheld or collected and paid over to the appropriate authorities all taxes and other charges it is required to withhold or collect from customers or employees. As to taxes which are not yet due, Seller agrees to pay such taxes on or before the due date. Except as set forth on Schedule 3.9, Seller has timely and properly filed all tax returns of any type during the previous five years. All matters disclosed on Schedule 3.9 will be satisfied or remedied, or Buyer shall have been provided reasonably acceptable releases or other written assurances that neither Buyer nor the Assets will be subject to any such matters, on or before Closing.

3.10.  Legal Proceedings. Except as set forth on Schedule 3.10, there are no (and, during the five years preceding the date hereof, there have not been any) actions, suits, proceedings, orders or investigations pending or, to the knowledge of Seller, threatened against or affecting the Seller, the Assets or the Business at law or in equity, or before any arbitrator, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no reasonable basis known to Seller for any of the foregoing. Except as set forth on Schedule 3.10, Seller is not subject to or bound by any outstanding orders, judgments or decrees of any court or governmental entity with respect to the Business or Assets.

3.11.  Environmental and Permit Matters. To the knowledge of Seller, Seller is in compliance in all material respects with all federal, state, and local statutes, ordinances, guides having the effect of law, rules and regulations, all court orders and decrees and arbitration awards, which pertain to environmental matters or contamination of any type whatsoever (“Environmental Laws”). A description of any outstanding notice, citation, inquiry or complaint which Seller has received of any alleged violation of any Environmental Law or permit relating to the Business or the Assets known to Seller has been provided to Buyer in writing. (As used in the preceding sentence, the term “outstanding” refers to any notice, citation, inquiry or complaint that pertains to a matter that has not been corrected or otherwise resolved.) Seller possesses all permits of any type which are currently required for the operation of the Business, and to Seller’s knowledge is in compliance in all material respects with the provisions of all such permits. Other than spill or leaks occurring in the ordinary course of business which have been resolved, there has been no generation, storage, disposal, treatment or transportation of any Hazardous Materials (as herein defined) by Seller, or to Seller’s knowledge on behalf of Seller in violation of, or which could give rise to any liability or obligation of Seller under, any Environmental Laws.

4.             REPRESENTATIONS AND WARRANTIES OF BUYER. To induce Seller to enter into this Agreement and perform its obligations hereunder, Buyer represents and warrants to Seller as follows:

4.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

   4.2.  Authorization of Transaction. Buyer has full power and authority (including corporate power and authority, if applicable) to execute and deliver this Agreement and to perform its` obligations hereunder. The board of directors has, to the extent required, duly authorized the execution, delivery, and performance of this Agreement by Buyer. This Agreement, constitutes a valid and legally binding obligation of Buyer and Seller, enforceable in accordance with its terms.

4.5. Brokers or Finders. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement.

5.             POST-CLOSING COVENANTS.

   5.1.  Non-Competition.

   (a)    For a period commencing on the Closing Date and concluding on the seventh anniversary of the Closing Date,("Post-Closing Period"), Seller and Chris Pillitteri agree that none of Seller nor Chris Pillitteri will, in the Territory (as defined below), (i) directly or indirectly engage in or have a financial interest in, as an owner, partner, member, stockholder, officer, director, manager, employee, agent, contractor, consultant or otherwise, or provide any services to, any Competing Business, (ii) solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or indirectly, for or on behalf of itself or any other person, any business relating to the Business from any person who is at the time of the solicitation, or has at any time within five (5) years prior to the date of such action been, a customer or supplier of the Business; or (iii) solicit or attempt to solicit for hire any person who is an employee of Buyer. “Competing Business” means the retail sale of No. 2 fuel oil or any services related thereto. “Territory” means the area within a 75 mile radius of the Seller’s primary office on the date of this Agreement. Notwithstanding the foregoing, Seller may continue to sell No. 2 fuel oil to the customers listed on Schedule 1.3 hereto, under the conditions set forth in Section 1.3.

(b)   If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.2.  Audit Rights. Seller shall have the right to examine the sales records of Buyer as the same relate to the calculation of the payment due under paragraph 2.1(b), in order to verify the number of gallons sold to Seller’s customers. If an audit reveals a deficiency in an amount paid to Seller, Buyer shall pay such deficiencies to Seller within ten (10) calendar days notice thereof (a “Notice”). If the aggregate deficiencies in payment found by such examination exceeds 3% of the reported sales in excess of 520,000 gallons, Buyer shall also pay to Seller the amount of the actual reasonable costs and expenses incurred by Seller (including, without limitation, the cost of independent accountants) in connection with such audit, not to exceed the amount of such deficiency.

   5.3.  Confidentiality. During the Post-Closing Period, the Buyer and the Seller will maintain in confidence, and cause each of their directors, officers, employees, agents and advisors to maintain in confidence, and not disclose to any third party, or use for the benefit of itself or any third party, any written, oral or other information obtained in confidence from the other party to this Agreement in connection with this Agreement or the transactions contemplated hereby (the “Confidential Information”) (unless such information (i) was already known to such party prior to receiving it from the delivering party, or (ii) was or becomes part of the public knowledge or literature other than by breach of this Agreement, or (iii) was received from a source not bound by a duty of confidentiality to the delivering party, or (iv) is developed by the receiving party independently of any Confidential Information received by the receiving party from the delivering party, or (v) is necessary to enforce the rights of a party under this Agreement), unless the use of such Confidential Information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of this Agreement or the transactions contemplated hereby or unless the furnishing of such Confidential Information is required by law. After Closing, all customer information relating to the Business shall be the Confidential Information of Buyer.

5.4. Transport Agreement. Seller shall provide oil delivery services for sales of No. 2 fuel oil to its former customers and others on behalf of Buyer for a five year period following Closing, at the rate of $.12 per gallon for deliveries out of the Royal terminal in Netcong, NJ and $.15 per gallon for deliveries out of the Port of Newark terminal, and upon the terms and conditions contained in Buyer’s standard transport agreement to be executed at Closing. The transport agreement shall provide that Seller shall be entitled to collect a service fee from customers for deliveries of less than 150 gallons. The amount of the service fee shall be mutually agreed between Seller and Buyer.

5.5  Referral Fees.  Buyer shall pay Seller referral fees for any new customers first referred by Seller to Buyer as follows:

(a)    For homeowner customers, Buyer will pay Seller $35 upon the customer’s execution of an oil delivery contract.

(b)   For commercial customers who execute oil delivery contracts for a minimum of one year or 100,000 gallons, Buyer will pay Seller $.02 per gallon for all purchases by such customers, for so long as they remain customers of Buyer. Such referral fee shall be paid only after receiving payment from the customer. Referral fees under paragraphs (a) and (b) will be paid monthly, accompanied by a statement containing reasonable detail.

A customer shall be considered a new customer for purposed of thus section 5.5 only if the customer was not a customer of Seller at closing or at any time within 12 months prior to Closing, and was not a customer of Buyer at the time the referral was made or at any time within 12 months prior to Seller’s making the referral.

Should Buyer refer new diesel customers to Seller after the second anniversary of Closing, as discussed in paragraph 1.1(d), above, Seller shall pay Buyer referral fees in the same amount and manner as specified above for referral fees paid to Seller by Buyer.

6.             CONDITIONS TO CLOSING.

6.1. Seller's Conditions of Closing. The obligations of Seller hereunder shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

(a)   All representations and warranties of Buyer contained in this Agreement and the Schedules hereto shall be true and correct in all material respects at and as of the Closing Date.

(b)   Buyer shall have performed all agreements and covenants and satisfied all conditions on each of their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement.

(c)  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of Buyer or Seller, if such action, proceeding, investigation, regulation or legislation would make it inadvisable to consummate such transactions.

   6.2.  Buyer's Conditions of Closing. The obligations of Buyer hereunder shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

(a)   All representations and warranties of Seller contained in this Agreement and the Schedules hereto shall be true and correct in all material respects at and as of the Closing Date.

(b)   Seller shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement.

(c)   There shall have been no material adverse change in the condition (financial or otherwise) of the Seller since the execution of this Agreement.

(e)   No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of Buyer or Seller, if such action, proceeding, investigation, regulation or legislation would make it inadvisable to consummate such transactions.

6.3 Mutual Conditions to Closing. The obligations of each of Buyer and Seller hereunder shall be subject to and conditioned upon (i) Seller’s obtaining a release of the security interest on the Assets held by Skylands Community Bank prior to or simultaneous with the Closing, and (ii) Seller’s obtaining a release of the Assets and Buyer from all liens and other potential liability relating to Seller’s and Chris Pilliteri’s obligations to the State of New Jersey for taxes, or other arrangements shall have been made satisfactory to Buyer, in its sole discretion, with respect to the obligations to the taxing authorities. Seller shall use its best efforts to obtain the satisfaction of the conditions set forth in this Section 6.3, provided, however, that this shall not be construed to require Seller to pay any liability it disputes in good faith or to make aggregate payments in excess of the amount to be paid by Buyer at Closing.

In the event the conditions set forth in this Section 6.3 are not satisfied on or before August 31, 2005, either party may terminate this agreement by written notice to the other, without liability for such termination; provided however, that such termination shall not relieve either party from liability for breach of any covenant, representation or warranty contained in this Agreement.

7.             INDEMNIFICATION.

7.1. Indemnification by Seller. From and after the date of this Agreement, Seller shall indemnify, defend and hold harmless Buyer and its agents, employees, representatives, attorneys, stockholders, officers, directors, successors and assigns (severally and collectively, the "Indemnified Buyer") against and from all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys, accountants, expert witnesses fees and other costs of defense), of whatsoever kind and nature, which the Indemnified Buyer shall incur or suffer as a result of (i) the inaccuracy of any representation or warranty of Seller, (ii) the breach of any covenant or agreement of Seller set forth herein or of Chris Pillitteri set forth in Section 5.1 hereof, or (iii) any liability of Seller and any liability relating to or arising from the operation of the Business or ownership of the Assets prior to the Closing Date except for liabilities explicitly assumed in this Agreement. Indemnified Buyer’s rights under this indemnity, and its reliance on the representations and warranties of the Seller, shall not be affected by any investigation or lack of investigation by the Buyer or knowledge of the Buyer prior to the Closing Date.

7.2. Indemnification by Buyer and Seller. From and after the date of this Agreement, Buyer shall indemnify, defend and hold harmless Seller and its agents, employees, representatives, attorneys, stockholders, officers, directors, successors and assigns (severally and collectively, the "Indemnified Seller") against and from all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys, accountants, expert witnesses fees and other costs of defense), of whatsoever kind and nature, which the Indemnified Seller shall incur or suffer as a result of (i) a material inaccuracy of any representation or warranty of Buyer, (ii) a material breach of any covenant or agreement set forth herein of Buyer, (iii) the operation of the Business of after the Closing Date.

7.3. Survival; Limitations. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or delivered in any writing delivered by any party to any of the other parties in connection with this Agreement shall survive the Closing. No claim may be brought for indemnification hereunder unless a notice of claim or potential claim is given by the party seeking indemnification as follows: (i) any claim for intentional misrepresentation or fraud may be brought at any on or before the second anniversary of the Closing date; (ii)any claim relating to a breach of representation, warranty or covenant relating to taxes may be made at any time prior to the expiration of the applicable limitations period for the taxing entity to bring any related claim; (iii) any claim for breach of a covenant which is to be performed after closing may be made at any time within one year after the breach occurs, and any claim with respect to the deferred payment discussed in section 2.1(b) may be made on or before the second anniversary of the Closing Date; and (iv) any other claim shall be made on or before the first anniversary of the Closing date. No claim for indemnity shall be made hereunder unless and until the Indemnified Seller or Indemnified Buyer, as the case may be, has incurred $15,000 of actual damages and related expenses, and then such claim may be made only for such amounts in excess of $15,000. The foregoing damage limitation shall not apply to the Deferred Payment defined in Section 2.1; Seller shall be entitled to bring a claim against Buyer for any deficiency in the Deferred Payment.

7.4. Notice of Claims and Potential Claims. Any claim for indemnity shall be made by written notice to a party ("Indemnifying Party") specifying in reasonable detail the amount and the basis of the claim. The Indemnified Seller or Buyer agree to give prompt written notice to the Indemnifying Party of the receipt by the Indemnified Seller or Buyer of notice of any claim by a third party against the Indemnified Seller or Buyer which might give rise to a claim against the Indemnifying Party stating the nature and basis of such claim and, if ascertainable, the amount thereof. In connection with any such third party claim, the Indemnifying Party may, at its election and expense, have the right to participate in the defense of such third party claim and no such third party claim shall be settled without the consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed.

8.             MISCELLANEOUS.

8.1. Right to Assign. Neither party may assign its rights and obligations under this Agreement without the written consent of the other party, except that Buyer may assign its rights and obligations to its parent company, an entity controlled by its parent company or any purchaser of all or substantially all of Buyer’s business, after the deferred payment described in Section 2.1 (b) has been paid in full.

8.2. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when received by the intended recipient and shall be sent by Federal Express, or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:
414 Blackwell Street
Dover, NJ 07801
Phone:
Fax:

With a copy to:
Shapiro and Croland
Attn: Stuart Reiser, Esq.
411 Hackensack Avenue
Hackensack, New Jersey 07601
Phone: (201)488-3900
Fax: (201)488-9481

If to the Buyer:
Clickableoil.com, Inc.
711 South Columbus Avenue
Mount Vernon, New York, 10550
Phone: 914-699-5190
Fax: 914-663-1233

With a copy to:
Eckert Seamans Cherin & Mellott, LLC
Attn: Gary A. Miller, Esq..
1515 Market St., 9th Floor
Philadelphia, PA 19102
Phone: (215)851-8472
Fax: (215)851-8383

8.3. Interpretation. In all references herein to any parties, persons, entities or corporations, the use of any particular gender, or the plural or singular number is intended to include the appropriate gender and number as the text of the within Agreement may require. The captions used herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.4. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

8.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns.

8.6. Risk of Loss. The risk of loss or damage to the Assets by fire or other casualty between the date hereof and the Closing Date shall be borne by Seller.

8.7. Amendment. This Agreement may not be amended except by an instrument signed in writing on behalf of each of the parties hereto.

8.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all other agreements, written and oral, among the parties or any of them with respect to the subject matter hereof.

8.9 Counterparts. This Agreement may be executed in one or more facsimile counterparts all of which shall together constitute one and the same instrument.

8.10. Further Assurances. In connection with the transaction contemplated under this Agreement, the parties agree to fully cooperate with each other in furtherance of the consummation of this Agreement, and to execute and deliver such further instruments or take such further actions as may be reasonably necessary and proper to effectuate and carry out the transaction contemplated hereunder.

[signatures contained on following page]

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first set forth above.

SELLER:		As to Section 5.1:

Allamuchy Transport, Inc.

By:
Name:	Chris Pillitteri	Chris Pillitteri, Individually
Title:

BUYER

Clickable Oil.com, Inc.

By:
Guy Pipolo

EXHIBIT A

BILL OF SALE

THIS WARRANTY BILL OF SALE (the "Bill of Sale") is made as of _______________ 2005, by Allamuchy Transport, Inc. ( "Transferor"), pursuant to the terms of the Asset Purchase Agreement (the "Agreement") dated February ________, 2005 by and between Transferor and Clickableoil.com, Inc. (“Transferee”) All capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

FOR CONSIDERATION duly paid to Transferor, the receipt of which is hereby acknowledged, intending to be legally bound, Transferor hereby sells, transfers, assigns and delivers to Transferee the Assets identified in Exhibit A-1 hereto.

TO HAVE AND TO HOLD the same unto Transferee, its successors and assigns, forever.

Transferor, for itself, it successors and assigns hereby warrants, and will forever defend, the present good and clear title to the Assets, free and clear of all security interests, liens, claims or other encumbrances.

Transferor hereby constitutes Transferee and its successors and assigns as Transferor's true and lawful attorney-in-fact, with full power of substitution, in the name of Transferor but for the benefit of Transferee (a) to institute and prosecute all proceedings which Transferee may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Assets, to defend or compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Transferee shall deem advisable; and (b) to take all actions which Transferee may deem proper in order to provide for Transferee the benefit under any and all claims, agreements, permits, contracts, licenses, leases, commitments, sales orders or purchase orders which are included among the Assets where any required consent of another party to the assignment thereof to Transferee has not yet been obtained. Transferor acknowledge that the foregoing powers are coupled with an interest and shall be irrevocable by Transferor for any reason whatsoever.

Transferor represent and warrant to Transferee that Transferor have the right, power, legal capacity and authority to execute and deliver this Bill of Sale and to transfer the Assets pursuant hereto.

IN WITNESS WHEREOF, the undersigned as duly executed and delivered this Bill of Sale, effective as of __________________________, 2005.

TRANSFEROR:

Allamuchy Transport, Inc.

By:
Name: Chris Pillitteri, President

STATE OF :
: ss
COUNTY OF :

On this, the ______ day of ______________, 2005, before me, a Notary Public in and for the State and County aforesaid, the undersigned officer, personally appeared Chris Pillitteri, who acknowledged himself to be the President of Allamuchy Transport, Inc., a corporation (the “Corporation”), and that he as such President, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the Corporation by himself as a duly authorized officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

EXHIBIT A-1

TO BILL OF SALE

AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO Asset Purchase Agreement (“this Amendment”) is made this ____ day of October 2005, by and between Clickableoil.com, Inc. (the “Buyer”) and Allamuchy Transport, Inc. (“Seller”) This Amendment relates to an Asset Purchase Agreement between the parties dated as of July 15, 2005 (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given in the Purchase Agreement.

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree to the following modifications and amendments to the Purchase Agreement:

I. Section 1.1(a) of the Purchase Agreement is hereby amended to provide in its entirety as follows

(a) Customer Contracts. Those outstanding delivery, sale and service agreements and purchase orders between Seller and its customers as described in and attached hereto as Schedule 1.1(a), if any. Buyer shall assume and perform the Customer Contracts as specified in sections 2.1(c) and 1.2. At Closing, Seller and Buyer will execute a form of letter proposed by Buyer and reasonable acceptable to Seller introducing Buyer to the customers.

II. Section 2 of the Purchase Agreement is hereby amended to provide in its entirety as follows:

2.             PURCHASE PRICE.

2.1. Price. The purchase price for the Assets shall be as follows (collectively, the "Purchase Price"):

(a)  Payment at Closing. Buyer shall pay the amount of $124,942.87 (“Fixed Price”) on the Closing Date. The Fixed Price will be paid as follows: (i) $100,000 shall be paid to the New Jersey Division of Taxation on account of Seller’s obligations for New Jersey taxes and (ii) $24,942.87 will be paid directly to Skylands Community Bank for Seller’s account, to repay all obligations of Seller to such bank.

(b)  Deferred Payment. Buyer shall pay an amount equal to (i) $.30 multiplied by the number of gallons of fuel oil sold to Seller’s customers in the period beginning one day after the Closing Date and ending on the first anniversary of the Closing Date, less (ii) the Fixed Price (the “Deferred Payment”). The Deferred Payment shall be paid within fifteen (15) days after the first anniversary of the Closing Date. The Deferred Payment will be paid first to the New Jersey Division of Taxation on account of Seller’s obligations for New Jersey taxes which remain as of the first anniversary of the Closing Date. If the Deferred Payment exceeds the amount owed for New Jersey taxes, any excess will be paid to Seller. At the time of payment of the Deferred Payment, Buyer will provide Seller a statement showing calculation of the payment certified by the Chief Financial Officer, or equivalent officer, of Buyer. No payment shall be made if the amount calculated in clause (i) does not exceed the Fixed Price. In the event that any undisputed or otherwise definitively proven amount of the deferred purchase price in excess of $2,500 is not paid as set forth above within ten (10) days after demand by Seller, Seller, upon 30 days’ notice to Buyer, in addition to any and all other remedies available at law or in equity, shall be entitled to use the name Allamuchy Oil and Buyer shall cease use of the name Allamuchy Oil.

       (c)  Assumption and Performance. On the Closing Date, Buyer shall assume and accept assignment of the Customer Contracts listed on Schedule 1.1(a) and shall use its commercially reasonable efforts to timely and diligently perform all of its duties and obligations thereunder arising after the Closing Date; provided that Buyer will not assume, accept assignment of or perform any contract to the extent customers have prepaid Seller for product. The obligations and liabilities assumed by Buyer under customer contracts shall be subject to the provisions of Section 1.2.

III. Section 5.4 of the Purchase Agreement is herby amended to provide in its entirety as follows:

5.4.  Transport Agreement and Continuing Responsibilities of Seller.

(a)  Seller shall provide oil delivery services for sales of No. 2 fuel oil to its former customers and others on behalf of Buyer for a five year period following Closing, at the rate of $.12 per gallon for deliveries out of the Royal terminal in Netcong, NJ or any other location designated by Buyer which is within 5 miles of Seller’s current location in Dover, NJ, and $.15 per gallon for deliveries out of the Port of Newark terminal, and upon the terms and conditions contained in Buyer’s standard transport agreement to be executed at Closing. The transport agreement shall provide that Seller shall be entitled to collect a service fee from customers for deliveries of less than 150 gallons. The amount of the service fee shall be mutually agreed between Seller and Buyer.

(b) Prior to the date hereof, Buyer provided a total of 16,153 gallons of No. 2 fuel oil to Seller on credit. Subsequently and separately, Seller delivered 10.958.2 gallons to customers of Buyer, for Buyer’s account. The first 5,194.8 gallons of No. 2 fuel oil delivered by Seller for Buyer’s account pursuant to paragraph 5.4(a) shall be purchased and paid for by Seller. Once Seller has delivered 5,194.8 gallons paid for by Seller but delivered and sold for Buyer’s account, Seller shall have no further obligations to Buyer for the 5,194.8 gallons. If Seller does not deliver 5,194.8 gallons which it has paid for on or before October 31, 2005, at Buyer’s option Seller shall be obligated to pay in cash an amount equal to Buyer’s then current cost of 5,194.8 gallons less the number of gallons actually delivered by Seller.

(c)  Exhibit 8(a) hereto contains a full and complete list of all product for which customers have prepaid Seller which have not been delivered prior to the Closing. Seller shall purchase, pay for and deliver all product under all prepaid agreements and arrangements of Seller, whether or not listed on Exhibit 8(a). Buyer does not assume any responsibility or liability to deliver product to customers with whom Seller has any pre-paid agreement or arrangement. If Seller does not purchase, pay for and deliver any product to customers under pre-paid arrangements, Buyer, at Buyer’s sole option, may purchase and cause such product to be delivered to the customers, and in such event Seller shall immediately reimburse Buyer for the purchase price and all reasonably related costs. Seller represents it does not have any fixed price agreements other than pre-paid agreements. The provisions of section 5.1 of this Agreement shall not apply to Seller’s delivery of oil pursuant to the pre-paid accounts, but shall otherwise apply to those customers.

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At Closing, Seller shall execute a form of letter prepared by Buyer, reasonably acceptable to Seller, addressed to the customers under pre-paid arrangements, explaining that while Seller has sold the bulk of its business, it has retained its prepaid accounts, and that Seller and not Buyer will be responsible for honoring the prepaid contracts.

IV. Section 6.3 of the Purchase Agreement is herby amended to provide in it entirety as follows:

6.3   Other Conditions to Closing. The of Buyer hereunder shall also be subject to and conditioned upon Seller’s obtaining a payoff statement or similar instrument from Skylands Bank.

V. A new Section 8 is hereby added to the Purchase Agreement, to provide as follows:

8.             CUSTOMER PREPAYMENTS AND ACCOUNTS RECEIVABLE.

The parties agree that Buyer will be collecting all payments and accounts receivable from Seller’s former No. 2 oil customers from the Closing date forward. Funds which will be collected include the accounts receivable of Seller which are not being sold to Buyer under this Agreement in addition to payments owing to Buyer. For this purpose, Buyer will set up an accounts receivable ledger on its books. As Seller’s former customers make payments, the funds will be applied: first to reimburse Buyer for any amounts owed under Sections 5.4(b) or 5.4(c), next to Seller’s outstanding accounts receivable, and thereafter, once Seller’s receivable from a customer has been fully paid, the remaining sums from such customer shall be paid to Buyer. Each month, until Seller shall have been paid all funds payable to it under this paragraph, a detailed list of funds received from Buyer’s former customers will be provided to the Seller and all monies payable to Seller will be paid at such time. These accountings and payments will be made on the tenth day of each month, beginning November 10, 2005, with respect to the funds received in the previous month.

All other terms and conditions of the Purchase Agreement remain unchanged and in force.

[signatures contained on following page]

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Signature Page to Amendment

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SELLER:		Acknowledged:

Allamuchy Transport, Inc.

By:
Name:	Chris Pillitteri	Chris Pillitteri, Individually
Title:

BUYER

Clickable Oil.com, Inc.

By:
Guy Pipolo

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